Exhibit 21.1

THE J.G. WENTWORTH COMPANY SUBSIDIARIES

Name	Jurisdiction of Incorporation
321 Henderson Receivables Acquisition, LLC	Nevada
321 Henderson Receivables II, LLC	Nevada
J.G. Wentworth Home Lending, LLC	Virginia
J.G. Wentworth Originations, LLC	Nevada
J.G. Wentworth SSC, LP	Nevada
J.G. Wentworth, LLC	Delaware
JGW II, LLC	Nevada
JGW V, LLC	Nevada
JGW-S Holdco, LLC	Nevada
JGW-S III, LLC	Nevada
Orchard Acquisition Company, LLC	Delaware
Peach Holdings, LLC	Delaware
PeachHI, LLC	Delaware
Peachtree Originations, LLC	Delaware
Peachtree Settlement Funding, LLC	Nevada
Settlement Funding, LLC	Georgia